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                                                                    EXHIBIT 99.4

                         SUNSTONE HOTEL INVESTORS, INC.

                            1994 STOCK INCENTIVE PLAN

                                    ADDENDUM

TO STOCK OPTION AGREEMENT

                                                              SECTION 16 INSIDER

                  The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement ("Option Agreement") by and between Sunstone Hotel Investors, Inc. (the "Corporation") and FIELD (1), an officer of the Corporation subject to the short-swing profit restrictions of the Federal securities laws ("Optionee"), evidencing the stock option granted on FIELD (2) to Optionee under the terms of the Corporation's 1994 Stock Incentive Plan, and such provisions shall be effective immediately. All capitalized terms used in this Addendum, to the extent not otherwise specifically defined herein, shall have the meanings assigned to such terms in the Option Agreement.

                        LIMITED STOCK APPRECIATION RIGHT

                  Optionee is hereby granted a limited stock appreciation right in tandem with the option, exercisable upon the terms and conditions set forth below:

                  1. Should a Hostile Take-Over (as defined below) occur at any time after the option has been outstanding for a period of at least six (6) months measured from the Effective Date of this Addendum indicated below, then Optionee shall have the unconditional right (exercisable for a thirty (30)-day period immediately following the consummation of such Hostile Take-Over) to surrender the option to the Corporation, to the extent the option is at the time exercisable for fully vested shares of Common Stock. In return for the surrendered option, Optionee shall receive a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price (as defined below) of the vested shares of Common Stock at the time subject to the surrendered option (or surrendered portion of the option) over (ii) the aggregate Exercise Price payable for such vested shares.

                  2. To exercise this limited stock appreciation right, Optionee must, during the applicable thirty (30)-day exercise period, provide the Corporation with written notice of the option surrender in which there is specified the number of vested Option Shares as to which the Option is being surrendered. Such notice must be accompanied by the return of Optionee's copy of the Option Agreement, together with any written amendments to such Agreement. The cash distribution shall be paid to Optionee within five (5) days following such delivery date, and neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option surrender and cash distribution. Upon receipt of such cash distribution, the
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option shall be cancelled with respect to the vested Option Shares subject to the surrendered option (or the surrendered portion), and Optionee shall cease to have any further right to acquire those Option Shares under the Option Agreement. The option shall, however, remain outstanding for the balance of the Option Shares (if any) in accordance with the terms and provisions of the Option Agreement, and the Corporation shall issue to the Optionee a new stock option agreement (substantially in the form of the surrendered Option Agreement) for those remaining Option Shares.

                  3. For purposes of this limited stock appreciation right, the following definitions shall be in effect:

                           A HOSTILE TAKE-OVER shall be deemed to occur should any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, and more than fifty percent (50%) of the securities acquired in such tender or exchange offer are accepted from holders other than the officers and directors of the Corporation subject to the short-swing profit restrictions of Section 16 of the Securities Exchange Act of 1934, as amended.

                           The TAKE-OVER PRICE per share of Common Stock shall be equal to the greater of (i) the Fair Market Value per share on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over, as determined in accordance with the valuation provisions of Paragraph 9.c. of the Option Agreement, or (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting such Hostile Take- Over. However, if the surrendered option is designated as an Incentive Option in the Grant Notice, then the Take-Over Price shall not exceed the clause (i) price per share.

                                       2.
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                  4. In no event may this limited stock appreciation right be exercised when there is not a positive spread between the Fair Market Value of the vested Option Shares and the aggregate Exercise Price payable for such shares. This limited stock appreciation right shall in all events terminate upon the expiration or sooner termination of the option term and may not be assigned or transferred by Optionee.

                  IN WITNESS WHEREOF, Sunstone Hotel Investors, Inc. has caused this Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.


                                               SUNSTONE HOTEL INVESTORS, INC.

                                               By
                                                  -----------------------------

                                               Title
                                                    ---------------------------

                                               --------------------------------
                                               FIELD (1),      OPTIONEE


EFFECTIVE DATE:  FIELD (2)


                                       3.